Exhibit 99.1

DOLLAR TREE, INC. ANNOUNCES $300 MILLION
ACCELERATED SHARE REPURCHASE

CHESAPEAKE, Va. – November 22, 2011 - Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, today announced that after market close on November 21, 2011, it entered into an agreement with Wells Fargo Bank, National Association, to repurchase $300 million of its common shares under a variable maturity accelerated share repurchase program. Dollar Tree will acquire these common shares under the $1.5 billion share repurchase program announced on October 7, 2011.

The specific number of shares to be repurchased will generally be based on the volume-weighted average share price of the Company's common shares during the calculation period of the accelerated share repurchase program, subject to collar provisions that establish the minimum and maximum number of shares to be repurchased under the program. All common shares repurchased under the accelerated share repurchase program will be retired.

"Our share repurchase program continues to represent an important part of our capital allocation strategy and an efficient and flexible way of returning value to shareholders," said President and CEO Bob Sasser. "As evidenced by the recently-announced results for the third quarter of 2011, Dollar Tree’s sales, operating margin and earnings continue to grow. We are confident in the Company’s ability to generate substantial free cash flow for the foreseeable future."

Dollar Tree operated 4,335 stores in 48 states and 5 Canadian Provinces as of October 29, 2011.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward looking statements include statements regarding our intentions to repurchase stock, the method and timing as well as the number of shares repurchased, related expenditures, the benefits of such transactions, and our ability to generate free cash flow. A further list and description of these risks, uncertainties and other matters can be found in the Company's annual report and other reports filed from time to time with the Securities and Exchange Commission. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 17, 2011 and our Quarterly Report on Form 10-Q filed November 17, 2011. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. Dollar Tree cautions that the foregoing list of important factors may not be complete, and we are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Timothy J. Reid 757-321-5384
www.DollarTree.com